Exhibit 99.1

news release

Media Contacts

Jim Trainor

Vice President

Corporate Communications

630.468.4828 (work)

630.334.7865 (cell)

SIRVA, Inc. Names Ron Milewski Acting CFO

CHICAGO, January 24, 2005 – SIRVA, Inc., (NYSE: SIR), a global relocation services provider, today announced that it has appointed Ronald L. Milewski acting chief financial officer.  Milewski, who has been with the company since 1990, previously served as the company’s CFO prior to its initial public offering in 2003.  He succeeds Joan E. Ryan, senior vice president and chief financial officer, who resigned.  Ryan has been associated with SIRVA since 2002, initially as a member of SIRVA’s Board of Directors, and then she became CFO in February 2003. Ryan will remain with the company in a consulting capacity.  A search for a permanent CFO replacement is underway.

“Ron is extremely knowledgeable with all aspects of our businesses and we are pleased he will provide continuity in this important role,” said Mr. Kelley.   “We wish Joan all the best in the future.”

Since 2003, Milewski has served as Senior Vice President, Global Risk Management.  Before that, in addition to his two years as CFO, he was SIRVA’s corporate controller and VP of Finance and CFO of North American Van Lines.  Prior to joining the company, he was Group Controller at Johnson Controls from 1985 to 1990, Assistant Controller for Hoover Universal from 1979 to 1985, and an audit supervisor for Ernst & Young

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from 1974 to 1979.  He is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 7,500 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business-Investment Considerations” and other risks described in our 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.